EXHIBIT 11

                      SPARTECH CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)


                                                    QUARTER ENDED
                                                January 29, January 30,
                                                    2000        1999
NET EARNINGS
  Basic net earnings                               $11,167     $ 9,157
  Add:  Distributions on Preferred Securities,
        net of tax                                     488           -

  Diluted net earnings                              11,655       9,157

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic weighted average common shares
       outstanding                                  27,299      26,398
  Add:  Shares issuable from assumed conversion
        of Preferred Stock                           1,637           -
  Add: Shares issuable from assumed exercise
       of options                                    1,098       1,852

  Diluted weighted average shares                   30,034      28,748
       outstanding


NET EARNINGS PER SHARE:

  Basic                                            $   .41     $   .34

  Diluted                                          $   .39     $   .32